Exhibit 99.1

Lightwave Logic, Inc. Announces Retirement of President Thomas E. Zelibor

CEO Yves LeMaitre to assume President role

ENGLEWOOD, Colo., December 8, 2025 -- Lightwave Logic, Inc. (NASDAQ: LWLG) (the “Company”), a technology platform company leveraging its proprietary electro-optic (EO) polymers to transmit data at higher speeds with less power in a small form factor, announced today that President Tom Zelibor has informed the Company of his intention to retire from his position, effective December 31, 2025, citing personal reasons. Yves LeMaitre will become the CEO and President of the Company on January 1, 2026.

During his tenure, Mr. Zelibor successfully led operational initiatives to position the Company for commercial scalability. This included the implementation of processes and workstreams to ensure the reliability and compatibility of the Company’s material with industry standards as well as the acquisition of equipment to support future volume production. Mr. Zelibor also served as Lightwave Logic’s CEO from 2011-2017 and Board Chair from 2011-2022.

“Tom came out of retirement at a critical time for the Company and played an invaluable role helping to reposition Lightwave Logic for commercial success,” said Yves LeMaitre, CEO of Lightwave Logic. “Tom’s efforts over the past year have strengthened our internal systems and laid the groundwork for the planned scale-up of our manufacturing operations. I would like to personally thank him for his hard work, dedication and years of service to the Company, and we wish him all the best in his well-deserved retirement.”

Mr. Zelibor said, “It has been a privilege to return to Lightwave Logic during such an exciting period. With a clear mission and defined goals, I’m proud of what we’ve accomplished, and I now feel it is the right time to devote more attention to my family. I want to thank the Board and Yves for their trust and confidence, as well as the entire Lightwave team for their hard work and dedication over the past year. I look forward to watching the Company’s continued success.”

About Lightwave Logic, Inc.

Lightwave Logic, Inc. (NASDAQ: LWLG) www.lightwavelogic.com is a technology platform company leveraging its proprietary engineered electro-optic (EO) polymers to transmit data at higher speeds with less power in a small form factor. The Company’s high activity and high stability organic polymers allow it to create next-generation photonic EO devices that convert data from electrical signals into light/optical signals for applications in telecommunications, and for data transmission potentially used to support generative AI.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, lack of available funding; general economic and business conditions; competition from third parties; intellectual property rights of third parties; regulatory constraints; changes in technology and methods of marketing; delays in completing various engineering and manufacturing programs; changes in customer order patterns; changes in product mix; success in technological advances and delivering technological innovations; shortages in components; production delays due to performance quality issues with outsourced components; those events and factors described by us in Item 1.A "Risk Factors" in our most recent Form 10-K and 10-Q; other risks to which our company is subject; other factors beyond the company's control.

Contacts:

Ryan Coleman or Nick Teves

Alpha IR Group for Lightwave Logic

lwlg@alpha-ir.com

312-445-2870